SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               AVON PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                   [AVON Logo]

                                                                  March 26, 2002

Dear Shareholder:

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 2, 2002 in the Grand Salon at the Essex House, 160 Central Park South, New York City.

     The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

     Whether or not you plan to attend the Annual Meeting, your vote is important. You can vote via the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting via the Internet or telephone are given on the enclosed proxy card.


                                                     Sincerely yours,

                                                     Andrea Jung
                                                     Chairman of the Board and
                                                     Chief Executive Officer

                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105


                              --------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The 2002 Annual Meeting of Shareholders of Avon Products, Inc. will be held in the Grand Salon at the Essex House, 160 Central Park South, New York, New York 10019, on Thursday, May 2, 2002 at 10:00 a.m. for the following purposes:

     (1) To elect four (4) directors to three-year terms expiring in 2005 and to elect one (1) director to a one-year term expiring in 2003;

     (2) To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2002;

     (3) If presented, to consider and vote on a shareholder proposal regarding the composition of the Audit Committee;

     (4) If presented, to consider and vote on a shareholder proposal to preclude our independent accountants from providing non-audit services; and

     (5) To transact such other business as properly may come before the meeting.

     The Board of Directors has fixed the close of business on March 18, 2002 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

            THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN AND RETURN
             THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE
              PROVIDED OR TO VOTE BY THE INTERNET OR BY TELEPHONE.


                                                     GILBERT L. KLEMANN, II
                                                     SENIOR VICE PRESIDENT,
                                                  GENERAL COUNSEL AND SECRETARY



March 26, 2002
New York, New York

                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105


                              --------------------


                                 PROXY STATEMENT


What is the purpose of the Annual Meeting?

     At our Annual Meeting, shareholders will act upon the matters set forth in the Notice of Annual Meeting of Shareholders on the prior page and described in this Proxy Statement. In addition, we will review the business and operations of the Company and respond to questions from shareholders.

What is the purpose of this Proxy Statement?

     This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, ratification of the appointment of our independent accountants and, if presented, two proposals by shareholders. The Proxy Statement and accompanying proxy card are being mailed on or about ~March 26, 2002.

Who is entitled to vote?

     Only holders of record of Avon common stock at the close of business on March 18, 2002 ("Shareholders") are entitled to vote. There were 236,731,963 shares of common stock ("Common Stock" or "Shares") outstanding on March 18, 2002. Shareholders are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters. For more information on cumulative voting, see the description on page 3 under Proposal 1--Election of Directors.

How do I vote?

     You can vote by filling out the accompanying proxy card and returning it in the postage paid return envelope that we have enclosed for you. Also, Shareholders can vote by telephone or via the Internet unless you want to cumulate your votes, in which case you must vote by using the proxy card. Voting information is provided on the enclosed proxy card.

What if my Shares are held in "street name"?

     If your Shares are held in the name of a bank or broker or other nominee, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank's or broker's voting process.

How will my proxy be voted?

     Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors, ratification of the appointment of our independent accountants and the individual shareholder proposals if they are presented. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

What if I don't mark the boxes on my proxy?

     Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth with the description of each Proposal in this Proxy Statement. In summary, the Board recommends a vote for the election of directors and the ratification of the appointment of our independent accountants and against the individual shareholder proposals.

Can I still attend the Annual Meeting if I return my proxy?

     Yes. Attending the meeting does not revoke the proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to the Secretary of Avon, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting.

Will my vote be made public?

     All proxies, ballots and voting materials that identify the votes of specific Shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. All proxy cards and other voting materials will be returned by Shareholders to an independent vote tabulator, and the tabulation process and results of Shareholder votes will be inspected by independent inspectors of election.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding Shares will constitute a quorum, permitting the meeting to conduct its business.

How many votes are needed to approve a Proposal?

     Under New York law, any corporate action taken at a shareholders' meeting is based on the votes cast. "Votes cast" means the votes actually cast "for" or "against" a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes are not considered in determining whether a proposal is approved by Shareholders. Directors are elected by a plurality of the votes cast; approval of each other Proposal to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

What if I am a participant in the Avon Personal Savings Account Plan or the Avon-Mirabella/Lomalinda Employees Savings Plan?

     We are also mailing this Proxy Statement and proxy card to participants in the Avon Personal Savings Account Plan and the Avon-Mirabella/Lomalinda Employees Savings Plan. The trustees of the Plans, as record holders of the Shares held in the Plans, will vote the Shares allocated to your account under the Plans in accordance with your instructions. Unless your proxy card is received by April 30, 2002 and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS


Effective from and after the date of the 2002 Annual Meeting, the Board of Directors has fixed the number of directors at 11. The Board is divided into three classes as nearly equal in number as possible, as follows:

     o Four incumbent directors whose term expires in 2002 and who are nominated for the class of 2005 ("Class of 2005");

     o Three incumbent directors in the class whose term expires in 2004 ("Class of 2004"); and

     o Three incumbent directors in the class whose term expires in 2003, plus one new director whom the Board has nominated for the class of 2003 ("Class of 2003").

     PROPOSAL 1: The Board of Directors has nominated Brenda C. Barnes, Fred Hassan, Ann S. Moore and Lawrence A. Weinbach for election to the Class of 2005, each to serve for a three-year term to expire at the Annual Meeting in 2005, and the Board of Directors has nominated W. Don Cornwell for election to the Class of 2003 to serve for a one-year term to expire at the Annual Meeting in 2003.

     All Shares duly voted will be voted for the election of directors as specified by the Shareholders. Unless otherwise specified, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Brenda C. Barnes, Fred Hassan, Ann S. Moore and Lawrence A. Weinbach to the Class of 2005 and FOR the election of W. Don Cornwell to the Class of 2003. Each of the nominees has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy may be exercised to vote for a substitute candidate designated by the Board of Directors. We have no reason to believe that any of the nominees will be unable or decline to serve as a director.

     You may withhold your votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card or by following the instructions for voting by telephone or via the Internet. You may withhold your votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card or so indicating by telephone or via the Internet.

     In voting for the election of directors, you are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by the Shareholder, multiplied by the number of directors to be elected in the election. Because the election of directors to the Class of 2005 and the election of a director to the Class of 2003 are two separate elections, you are entitled to cumulate votes with respect to the election of directors to the Class of 2005, but you may not cumulate votes that you are entitled to cast for the election of directors to the Class of 2005 with the votes that you are entitled to cast for the election of the director to the Class of 2003, nor vice versa. In the election of four directors to the Class of 2005, you will be entitled, under cumulative voting, to a total of four votes per Share held of record by you, and you may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as you see fit. As there is only one nominee for the Class of 2003, cumulative voting would not apply. You may (but need not) cumulate your votes in the election of directors for the Class of 2005 by indicating the distribution of your votes among the nominees in the space provided on the enclosed proxy card. If you wish to cumulate your votes, you must vote by using the proxy card; cumulative voting by telephone or via the Internet is not possible. If votes are not so distributed on the proxy card, the persons named as proxies may exercise the right to vote your Shares represented by such proxy cumulatively in the Class of 2005 election and may distribute the votes represented by such proxy among one or more of the nominees for the Class of 2005 listed below (or any substitute candidates) for such Class in any manner they see fit.

     Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

     NOMINEES FOR THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING 2005

BRENDA C. BARNES
Director since 1994                                                  Age: 48

          [PHOTO]

Ms. Barnes is an Adjunct Professor at the Kellogg Graduate School of Management and Guest Lecturer at North Central College. Prior to 2002, Ms. Barnes served as interim President of Starwood Hotels from November 1999 through March 2000. Prior to 1998, she served as President and Chief Executive Officer of Pepsi-Cola North America. She is a director of Sears & Roebuck, Inc., The New York Times, Lucas Arts Entertainment Co. LLC, Lucas Digital LTD and PepsiAmericas, Inc., and is Chair of the Board of Trustees for Augustana College.
--------------------------------------------------------------------------------

FRED HASSAN
Director since 1999                                                  Age: 56

          [PHOTO]

Mr. Hassan is the Chairman and Chief Executive Officer of Pharmacia Corporation, a research-based global pharmaceutical company. Prior to assuming this position in February 2001, Mr. Hassan had been President and Chief Executive Officer of Pharmacia since its creation in March 2000, and before that had been President and Chief Executive Officer of Pharmacia & Upjohn, Inc., the predecessor to Pharmacia, since May 1997. Mr. Hassan previously held senior positions with American Home Products Corporation, including that of Executive Vice President and Board member. Mr. Hassan is a director of Pharmacia Corporation and CIGNA Corporation.

--------------------------------------------------------------------------------

ANN S. MOORE
Director since 1993                                                  Age: 51

          [PHOTO]

Mrs. Moore is Executive Vice President of Time, Inc. Prior to assuming this position in September 2001, Mrs. Moore was President of The People Magazine Group at Time, Inc. where she had executive responsibilities for nine magazines including The Parenting Group, People, InStyle, Teen People, People en Espanol and Real Simple. Mrs. Moore joined Time, Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983. She serves on the boards of a number of non-profit organizations.
--------------------------------------------------------------------------------

LAWRENCE A. WEINBACH
Director since 1999                                                  Age: 62

          [PHOTO]

Mr. Weinbach is Chairman of the Board, President and Chief Executive Officer of Unisys Corporation, a worldwide information services and technology company. He was elected to that position in September 1997. He previously was Managing Partner--Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is a director of Unisys Corporation and UBS, AG.

================================================================================

     NOMINEE FOR THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING 2003

W. DON CORNWELL
Director since January 2002                                          Age: 54

          [PHOTO]

Mr. Cornwell is Chairman and Chief Executive Officer of Granite Broadcasting Corp., a group broadcasting company that owns and operates television stations across the U.S., which he founded in 1988. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1980. Mr. Cornwell is a director of CVS Corporation and Pfizer, Inc., chairman of the Telecommunications Development Fund and director of the Hershey Trust Company and Milton Hershey School. He also serves as trustee of Big Brothers/Big Sisters of New York and Mt. Sinai University Medical Center.
================================================================================

     MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2004

EDWARD T. FOGARTY
Director since 1995                                                  Age: 65

          [PHOTO]

Mr. Fogarty was the Chairman, President and Chief Executive Officer of Tambrands, Inc., a major global consumer products company, from September 1996 to July 1997. Prior to assuming that position, Mr. Fogarty was President and Chief Executive Officer of Tambrands from May 1994 to September 1996. Previously, he was President-USA/Canada/Puerto Rico for the Colgate-Palmolive Company from 1989-1994. From 1983-1989, he was President, Worldwide Consumer Products, at Corning Inc. Mr. Fogarty is a director of Goodyear Tire & Rubber Co. and UST, Inc.
--------------------------------------------------------------------------------

SUSAN J. KROPF
Director since 1998                                                  Age: 53

          [PHOTO]

Mrs. Kropf was elected President and Chief Operating Officer of the Company in January 2001, previously having been Executive Vice President and Chief Operating Officer, North America and Global Business Operations, since December 1999. She had been Executive Vice President and President, North America, since March 1997 and a member of the Board of Directors of the'Company effective January 5, 1998. She had been appointed President of the Company's New and Emerging Markets in July 1996. Mrs. Kropf joined the'Company in 1971 and held various positions in manufacturing, marketing and product development. Mrs. Kropf is a director of The MeadWestvaco Corporation and the Fragrance Foundation.
--------------------------------------------------------------------------------

MARIA ELENA LAGOMASINO
Director since 2000                                                  Age: 53

          [PHOTO]

Ms. Lagomasino is Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a subsidiary of J.P. Morgan Chase Bank. Prior to assuming this position in September 2001, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She is a director of Philips-Van Heusen Company and a trustee of the Synergos Institute.
================================================================================

     MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2003

STANLEY C. GAULT
Director since 1985                                                  Age: 76

          [PHOTO]

Mr. Gault was elected Chairman of the Board of Directors in a non-executive capacity, effective November 4, 1999 and served as Chairman until September 6, 2001. Mr. Gault was the Chairman of the Board of The Goodyear Tire & Rubber Company from June 1991 to June 1996, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products. Mr. Gault was Chief Executive Officer of that Company from June 1991-December 1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1, 1980 to May 1, 1991. He also is a director of The Timken Company and Wal-Mart Stores, Inc. He is Chairman Emeritus of the Board of The College of Wooster and a director of the National Association of Manufacturers.
--------------------------------------------------------------------------------

ANDREA JUNG
Director since 1998                                                  Age: 43

          [PHOTO]

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 6, 2001, having previously served as Chief Executive Officer since November 4, 1999. Ms. Jung had been a member of the Board of Directors since January 5, 1998 and President from January 5, 1998 to January 2001 and Chief Operating Officer from July 1, 1998 to November 4, 1999. She had been elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is also a member of the Salomon Smith Barney International Advisory Board, a member of the Princeton University Board of Trustees, Chairman of the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and a director of Catalyst.
--------------------------------------------------------------------------------

PAULA STERN, Ph.D
Director since 1997                                                  Age: 56

          [PHOTO]

Dr. Stern is President of The Stern Group, Inc., an economic analysis and trade advisory firm established in 1988. She is a member of the President's Advisory Committee for Trade Policy and Negotiations (ACTPN). She was Commissioner of the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman 1984-1986. Dr. Stern is a director of The Neiman Marcus Group, Inc. and Hasbro, Inc. She serves on the boards of a number of academic and international organizations.
================================================================================

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS


     The Company's Board of Directors held eight meetings in 2001. The Board has the following regular committees: Audit Committee, Compensation Committee, Finance and Strategic Planning Committee, and Nominating and Corporate Governance Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served. In addition to participation at Board and Committee meetings, our directors discharge their duties throughout the year through communications with senior management regarding issues relating to the Company.

     In January 2002, Mr. Cornwell joined the Board of Directors and thereafter became a member of the Audit Committee and Finance and Strategic Planning Committee. The committee memberships listed below are effective as of February 1, 2002.

AUDIT COMMITTEE
--------------------------------------------------------------------------------
Current Members                             Messrs. Weinbach (Chair), Cornwell,
                                            Hassan and Ms. Lagomasino

Number of Meetings in 2001                  Four (excluding regular discussions
                                            prior to finalization of quarterly
                                            results).

Primary Responsibilities                    The responsibilities of the Audit
                                            Committee are set forth in the Audit
                                            Committee Charter, which is attached
                                            as an Appendix to this Proxy
                                            Statement. This Charter was
                                            initially adopted by the Board of
                                            Directors on May 4, 2000 and revised
                                            on March 6, 2001 and March 14, 2002.
                                            In addition, a separate report of
                                            the Audit Committee is set forth
                                            below.

COMPENSATION COMMITTEE
--------------------------------------------------------------------------------
Current Members                             Ms. Barnes (Chair), Messrs. Fogarty,
                                            Gault and Weinbach, and Mrs. Moore

Number of Meetings in 2001                  Four

Primary Responsibilities                    o      Reviewing management's
                                                   recommendations for
                                                   compensation of officers of
                                                   the Company and its
                                                   affiliates and approving such
                                                   compensation for all senior
                                                   officers of the Company;

                                            o      Making recommendations to the
                                                   Board with respect to
                                                   compensation for any employee
                                                   of the Company who also is a
                                                   director of the Company;

                                            o      Reviewing and approving (or
                                                   recommending to the Board for
                                                   approval) the adoption,
                                                   modification or amendment of
                                                   employee benefit plans;

                                            o      Reviewing and approving (or
                                                   recommending to the Board for
                                                   approval) compensation
                                                   programs and policies
                                                   affecting officers and key
                                                   employees of the Company,
                                                   including all incentive
                                                   compensation plans and
                                                   establishing performance
                                                   goals and objectives under
                                                   such plans;

                                            o      Administering all of the
                                                   Company's long-term incentive
                                                   compensation plans and
                                                   approving (or recommending to
                                                   the Board for approval) the
                                                   grant of awards under such
                                                   plans, including, but not
                                                   limited to, stock options,
                                                   restricted stock, performance
                                                   units, stock bonuses and cash
                                                   awards;

                                            o      Reviewing the existing
                                                   compensation and benefit
                                                   plans for employees and
                                                   making recommendations to the
                                                   Board with respect to changes
                                                   where warranted; and

                                            o      Annually assessing the
                                                   performance of the Company's
                                                   Chief Executive Officer and
                                                   such other senior officers as
                                                   it may deem appropriate.

FINANCE AND STRATEGIC PLANNING COMMITTEE
--------------------------------------------------------------------------------
Current Members                             Messrs. Fogarty (Chair), Cornwell,
                                            Gault, Hassan and Dr. Stern

Number of Meetings in 2001                  Five

Primary Responsibilities                    o      Reviewing with management on
                                                   a timely basis significant
                                                   financial matters of the
                                                   Company and its subsidiaries,
                                                   including capital needs,
                                                   credit ratings, funding
                                                   activities and investment of
                                                   surplus funds;

                                            o      Reviewing relationships with
                                                   the Company's principal
                                                   lending institutions and
                                                   investment advisors;

                                            o      Reviewing the financial terms
                                                   of proposed acquisitions and
                                                   sales or other dispositions
                                                   of significant assets or
                                                   subsidiaries of the Company
                                                   and making recommendations to
                                                   the Board as appropriate;

                                            o      Reviewing proposals for and
                                                   making recommendations to the
                                                   Board with respect to all
                                                   offerings of the Company's
                                                   debt and equity securities;

                                            o      Reviewing the funding
                                                   programs of the Company and
                                                   providing guidance and
                                                   general parameters for the
                                                   Company's debt and lease
                                                   commitments and total
                                                   indebtedness;

                                            o      Reviewing the management of
                                                   the Company's employee
                                                   benefit trust funds;

                                            o      Approving dividend
                                                   declarations and such other
                                                   transactions as may be
                                                   specifically delegated by the
                                                   Board;

                                            o      Approving capital
                                                   transactions and other
                                                   project expenditures up to a
                                                   maximum of Forty Million
                                                   Dollars ($40,000,000), and
                                                   periodically reviewing actual
                                                   principal capital
                                                   expenditures versus related
                                                   approved budgeted amounts;

                                            o      Evaluating the Company's
                                                   strategic planning process
                                                   and procedures;

                                            o      Working with management and
                                                   the Board in developing and
                                                   reviewing the Company's
                                                   strategic plans; and

                                            o      Analyzing and approving the
                                                   Company's stated financial
                                                   objectives.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
--------------------------------------------------------------------------------
Current Members                             Mrs. Moore (Chair), Ms. Barnes,
                                            Mr. Gault, Ms. Lagomasino and
                                            Dr. Stern

Number of Meetings in 2001                  Three

Primary Responsibilities                    Review and make recommendations to
                                            the Board with respect to

                                            o      Board policies regarding the
                                                   size and composition of the
                                                   Board, qualifications for
                                                   Board membership, and the
                                                   compensation of non-employee
                                                   directors;

                                            o      Prospective candidates for
                                                   Board membership;

                                            o      Candidates to fill vacancies
                                                   on the Board that occur
                                                   between annual meetings of
                                                   shareholders;

                                            o      The slate of nominees for
                                                   directors to be proposed for
                                                   election by shareholders at
                                                   annual meetings;

                                            o      The number of Board
                                                   committees and their
                                                   composition;

                                            o      Changes or additions to Board
                                                   and committee procedures;

                                            o      Policies and procedures with
                                                   respect to periodically
                                                   assessing the effectiveness
                                                   of the Board and Board
                                                   committees; and

                                            o      Management development and
                                                   succession planning.

Shareholder Nominations

     Shareholders of record may submit nominations of candidates for election to the Board of Directors by following the procedures set forth in our By-laws. Information regarding the procedure for nominations by shareholders will be provided upon request to the Secretary of the Company.

Director Compensation

     Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Each non-management director receives an Annual Retainer consisting of $30,000 plus an annual grant of shares of the Company's Common Stock having a market value as of the date of grant of approximately $30,000, based on the average mean price of Common Stock as reported on the New York Stock Exchange for the preceding ten trading days. Such grants are made immediately after the Annual Meeting. All shares so granted to a non-management director are restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and the same voting rights as all other outstanding shares of Common Stock.

     In addition to the Annual Retainer, each non-management director receives a fee of $1,000 for each special meeting of the Board of Directors and each committee meeting attended, and an annual retainer of $3,000 for acting as Chair of any committee of the Board. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, may increase or decrease proportionately with the price of the Common Stock or earn interest at a rate based on the prime rate.

     Each non-management director receives an annual grant of options to purchase 4,000 shares of the Company's Common Stock, at an exercise price based on the price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant. Grants are made coincident with the annual grant of options to employees of the Company. Each grant of options will have a ten year term as to exercise but the options covered by any one grant may not be exercisable until one year after the date of such grant. In September 2001, the Board of Directors adopted a stock ownership guideline that non-management directors should own Common Stock of the Company having a value equal to or greater than five times the Annual Retainer for directors within five years or, in the case of new directors, within five years from the date of their election to the Board.

     Maria Elena Lagomasino is Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a subsidiary of J.P. Morgan Chase Bank, an investment banking firm that will perform services for the Company during the course of 2002, a substantial portion of which would be a continuation of ongoing services regularly provided during 2001.

     The Company, as is common for major global consumer products companies, regularly advertises through various media, including television and magazines. Some of these advertisements may appear from time to time on television stations owned by or associated with Granite Broadcasting Corp., of which Mr. Cornwell is Chairman and Chief Executive Officer, or in magazines owned by Time, Inc., of which Mrs. Moore is an Executive Vice President. In 2001, the aggregate cost of advertisements appearing on such television stations or in such magazines was not material to Avon nor was the associated revenue material to either Granite Broadcasting Corp. or Time, Inc.

                               OWNERSHIP OF SHARES



     The following table sets forth certain information as of March 13, 2002 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive (as defined in the introduction to the Summary Compensation Table), and all directors and executive officers of Avon as a group. The table also shows information for holders of more than five percent of the outstanding shares of Common Stock as of January 1, 2002, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

                                                             Amount and Nature of      Percent
                Name of Beneficial Owner                     Beneficial Ownership     of Class
                ------------------------                     --------------------     --------
    FMR Corp. (1) ...........................................     35,388,563           14.98%
    Capital Research and Management Company (2) .............     20,361,700            8.60%
    Alliance Capital Management L.P. and Affiliates (3) .....     12,664,542            5.40%
    Brenda C. Barnes (4) (5) ................................         37,536                *
    W. Don Cornwell (6) .....................................            200                *
    Robert J. Corti (7) .....................................        128,353                *
    Edward T. Fogarty (4) ...................................         37,422                *
    Stanley C. Gault (4) ....................................        242,823                *
    Fred Hassan (4) .........................................         23,758                *
    Andrea Jung (8) .........................................        647,440                *
    Gilbert L. Klemann, II (9) ..............................         18,290                *
    Susan J. Kropf (10) .....................................        333,742                *
    Maria Elena Lagomasino (4) ..............................          6,828                *
    Fernando Lezama (11) ....................................        184,227                *
    Ann S. Moore (4) (5) ....................................         32,330                *
    Paula Stern (4) .........................................         23,618                *
    Lawrence A. Weinbach (4) ................................         14,258                *
    All directors and executive officers as a group [18] ....      1,988,196(12)            *

------------------

* Indicates less than 1% of the outstanding Shares, inclusive of shares that may be acquired within 60 days of March 13, 2002 through the exercise of stock options.

(1) The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109; most shares are held by its subsidiary, Fidelity Management & Research Company.

(2) The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(3) The address for Alliance Capital Management L.P. is 1290 Avenue of the Americas, New York, NY 10104. According to their report on Schedule 13G, as of December 31, 2001, the shares are held by Alliance Capital Management L.P. ("Alliance") and certain affiliates of Alliance (together with their parent companies AXA Financial, Inc., AXA and certain AXA affiliates).

(4) Includes 3,212 restricted shares granted to the indicated non-management director (1,758 shares with respect to Messrs. Hassan and Weinbach and 628 shares with respect to Ms. Lagomasino) as part of his or her Annual Retainer compensation plus additional restricted shares granted to certain non-management directors upon discontinuance in 1997 of the Directors' Retirement Plan, as follows: Ms. Barnes 4,060 shares, Mr. Fogarty 2,204 shares, Mr. Gault 11,272 shares, and Mrs. Moore 4,812 shares. For all such restricted shares, the director has sole voting but no investment power. In addition, there are included, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 13, 2002 through the exercise of stock options as follows: Mr. Gault, 145,333 shares; Messrs. Hassan and Weinbach, 12,000 shares each; Ms. Lagomasino, 6,000 shares; and for each other non-management director, 20,000 shares each. Since Mr. Cornwell joined the Board of Directors in January 2002, Mr. Cornwell first received a grant of stock options in March 2002 and will receive a grant of restricted stock in May 2002.

(5) Ms. Barnes and Mrs. Moore each shares voting and investment power with their respective spouses as to some of their respective shares.

(6) Includes 100 shares as to which Mr. Cornwell disclaims beneficial ownership.

(7) Includes 10,000 shares as to which Mr. Corti has sole voting but no investment power and 94,807 shares which Mr. Corti has the right to acquire within 60 days of March 13, 2002 through the exercise of stock options.

(8) Includes 136,700 shares as to which Ms. Jung has sole voting but no investment power and 447,872 shares which Ms. Jung has the right to acquire within 60 days of March 13, 2002 through the exercise of stock options.

(9) Includes 6,000 shares as to which Mr. Klemann has sole voting but no investment power and 12,151 shares which Mr. Klemann has the right to acquire within 60 days of March 13, 2002 through the exercise of stock options.

(10) Includes 40,000 shares as to which Ms. Kropf has sole voting but no investment power and 233,499 shares which Ms. Kropf has the right to acquire within 60 days of March 13, 2002 through the exercise of stock options.

(11) Includes 10,000 shares as to which Mr. Lezama has sole voting but no investment power and 81,707 shares which Mr. Lezama has the right to acquire within 60 days of March 13, 2002 through the exercise of stock options.

(12) Includes 300 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 38,018 shares as to which beneficial ownership was shared with others and 1,341,421 shares which the directors and executive officers as a group have a right to acquire within 60 days of March 13, 2002 through the exercise of stock options.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to 2001 have been complied with on a timely basis.

                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT

     The Compensation Committee is made up of outside, non-management members of the Board of Directors whose names are listed at the end of this report. The Committee reviews compensation levels of the Chief Executive Officer (CEO) and elected officers who are direct reports to the CEO and Chief Operating Officer
(COO), evaluates the performance of the CEO, and approves the policies that govern the compensation programs of the Company's senior management. This includes reviewing and recommending for approval by non-management directors of the Board specific overall compensation packages for the CEO and any other executive officer who is also a member of the Board.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

     The Company's executive compensation program is designed to attract, retain, motivate and reward the key talent responsible for the Company's long-term success, to reward executives for achieving both financial and strategic Company goals and to support the Company's overall business strategy. The guiding principles used in the design of the program are:

        o Total compensation levels must be competitive with the compensation practices of other leading beauty, direct selling and consumer products companies and commensurate with relative shareholder returns and financial performance.

        o Compensation philosophy is "pay-for-performance" such that individual compensation awards are tied to Company, operating business unit and individual performance.

        o Compensation programs must be designed to balance short-term and long-term financial and strategic objectives that build shareholder value and reward for team and overall Company performance.

        o Compensation programs should focus executives on key performance indicators (financial and strategic) that directly translate into increased long-term shareholder value.

     Working with an independent compensation consulting firm, the Committee annually evaluates the compensation of key executives against a Compensation Peer Group consisting of 15 beauty and consumer goods companies to ensure that the total compensation program is competitive. For select positions, the Committee evaluates against companies that better represent the market for the executive talent in specialty functions in which the Company competes. The total target compensation of executive officers is positioned at the median rate of the Compensation Peer Group, with a target close to the 75th percentile of the Peer Group for consistent top performers. The three components of total compensation include base salary, an annual bonus plan named the Management Incentive Plan and long-term incentive compensation.

BASE SALARY

     The midpoints of salary ranges for executives are set at the median of the Compensation Peer Group companies. With the Company's pay-for-performance philosophy, exceptional performers are eligible for salaries above the median of the peer group. Annual salary increases are based on individual performance, job responsibilities, competitive data of the Compensation Peer Group, and the Company's overall salary budget guidelines. In 2001, salary increases for all U.S.-based employees, including the named executives, were deferred for three months. Base salaries of senior executives are reviewed annually by the Committee. In 2001, salaries for executives overall were slightly ahead of the median of the peer group for similar positions.

MANAGEMENT INCENTIVE PLAN

     The Management Incentive Plan (MIP) provides incentive compensation aligned with the short-term performance of the Company. Bonus payouts range from 0 to 200% of individual target awards, with individual targets set as a percentage of base salary by management level. Incentives under the MIP may be paid in cash, restricted stock or stock options. Incentives are payable based on the degree of attainment of pre-established performance measures set by the Compensation Committee at the beginning of each year.

     For 2001, pre-established performance measures for the CEO and COO and other Global officers were based on the combination of the achievement of Global Net Sales and Earnings Per Share (EPS) objectives, expressed as a matrix, as well as certain key performance indicator (KPI) objectives. The performance measures for a number of other senior officers also included operating profit objectives and net sales for their business unit.

     The chart below illustrates the weighting of performance objectives assigned to key executives in various categories. The term "OBU" means "Operating Business Unit" and the term "GM" means "General Manager".


                                                      Local Net Sales
                                  Global Net Sales      and Local
                                   and Global EPS    Operating Profit     KPIs
                                   --------------    ----------------   --------
CEO and COO and Global Officers ...     70%                               30%
OBU Heads .........................     30%                40%            30%
GMs, Country MIP Participants .....     20%                50%            30%

     The MIP in 2001 balanced local and global results, focused on net sales as well as earnings or operating profits, and provided incentive and rewards based on global and business performance. For 2001, the matrix of Global financial results fell below target and performance for one of the two KPIs exceeded target, resulting in an overall performance that was 90.3% of target for Global executives.

     For 2001, the Committee recommended, and the Board of Directors approved, a 15% premium be paid on the calculated MIP awards for top performers (excluding the CEO) to create a stronger link between pay and performance and to ensure that the Company is appropriately rewarding its top contributors.

LONG-TERM INCENTIVE COMPENSATION

     Effective commencing in 2000, the Committee recommended, and the Board of Directors approved, the Avon Products, Inc. Year 2000 Stock Incentive Plan, which plan was approved at the Annual Meeting of Shareholders held May 4, 2000. Pursuant to such Plan, awards may be made in the form of non-qualified stock options, incentive stock options, stock appreciation rights, performance units, stock units, and shares of restricted stock.

     The principal purpose of the Plan is to provide competitive incentive compensation to management of the Company that is linked to increases in shareholder value derived from appreciation in the Company's stock price.

     Under the 2000 Stock Incentive Plan, non-qualified stock options are granted annually for a term of ten years at 100% of the market price on the date of grant. Generally, a grant of options under the 2000 Stock Incentive Plan vests in equal one-third portions over three years, with the first third becoming exercisable on the first anniversary of the grant date.

SENIOR EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION PROGRAMS

     As indicated above, the performance-based senior executive compensation system principally consists of the

Management Incentive Plan (MIP) and the 2000 Stock Incentive Plan. The MIP performance objectives for the Company's five highest paid executive officers are weighted according to the chart above under "Management Incentive Plan". The Company has announced long-term growth objectives of double-digit sales growth in local currencies and double-digit EPS growth. Most securities analysts who follow the Company's performance place a high degree of importance on the Company's achievement of such objectives. The Committee believes that attainment of these objectives during 2001 substantially contributed towards maintaining the Company's stock price in 2001 as illustrated by the Performance Graph on page 17 of this Proxy Statement.

     Not only are the MIP awards strongly linked to the ongoing achievement of growth performance objectives but the value of stock options are wholly dependent upon stock price appreciation, appreciation that generally can be attained by a company in the consumer products industry, such as the Company, only by long-term growth in sales and EPS.

     Accordingly, the Committee strongly believes that the Company's overall incentive compensation system appropriately focuses the Company's senior officers on maintaining the long-term success of the Company.

DETERMINATION OF CEO COMPENSATION

     The Compensation Committee conducts a CEO Assessment each year whereby the Committee establishes performance objectives in December for the upcoming year, enabling the most senior-level goals to be cascaded throughout the organization. The attainment of these performance objectives is then evaluated at year-end. The corporate objectives set for 2001 included the achievement of the Company's 2001 operating objectives; a commitment to business process redesign; an increased focus on return on investment; continued improvement in customer service; growth in the Company's beauty market share; and the strengthening of organizational leadership and corporate governance.

     Ms. Jung's salary was set at $1,000,000 per annum effective April 2001. The effective date was postponed until July 2001 as part of a deferral of salary increases for all U.S.-based employees. Her annual incentive compensation bonus for 2001, which had an overall target performance percentage equal to 100% of base salary, was linked to the performance objectives described above under "Management Incentive Plan". The Committee approved an award of 90.3% of her overall bonus target, resulting in an award to her of $880,871.

     In February 2001, a stock option grant of 243,013 shares was awarded to Ms. Jung, which options are subject to and will vest according to the terms of the 2000 Stock Incentive Plan described above under "Long-Term Incentive Compensation".

EXECUTIVE STOCK OWNERSHIP GUIDELINES

     To further support the Company's goal of achieving a strong link between stockholder and executive interests, the Company has adopted stock ownership guidelines for the Company's most senior executives to underscore and encourage executive share ownership. Senior executives are required to own Company stock equal to one to five times their base salary and have five years to achieve that target. Unexercised stock options are not counted for purposes of meeting the ownership guidelines. Guidelines apply to select senior executives, with ownership targets increasing with the level of responsibility.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

     Pursuant to Section 162(m) of the 1986 Internal Revenue Code, a portion of annual compensation payable to any of the Company's five highest paid executive officers (apart from stock options) may not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. Non-deferred 2001 compensation payable to several executive officers during 2001 was in excess of $1 million. The Committee has determined that it should retain the discretion of providing its executive officers with the opportunity of earning appropriate compensation notwithstanding that a portion thereof may not be eligible for a tax deduction under the current Internal Revenue Code.


                                  Members of the 2001 Compensation Committee

                                  Brenda C. Barnes, Chair
                                  Edward T. Fogarty
                                  Ann S. Moore
                                  Paula Stern

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                 AVON, S&P 500 INDEX, AND INDUSTRY COMPOSITE(2)



                                    [CHART]



     Assumes $100 invested on December 31, 1996 in the Company's Common Stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 or the last trading day in the year indicated.

                         1996      1997      1998      1999      2000      2001
                        ------    ------    ------    ------    ------    ------
Avon                    $100.0    $109.7    $161.1    $122.6    $181.2    $179.0
S&P 500                  100.0     131.0     167.8     203.0     184.5     162.1
Industry Composite (2)   100.0     144.8     162.7     190.2     150.5     151.5

----------------

(1) Total return assumes reinvestment of dividends at the closing price at the end of each quarter.

(2) Industry Composite includes Alberto-Culver, Campbell Soup, Clorox, Colgate Palmolive, Dial, Dole Food, Estee Lauder, General Mills, Gillette, Heinz, Hershey Foods, Procter & Gamble, and Revlon.

                                TABLES AND PLANS


     This section of the Proxy Statement discloses plan and non-plan compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the four officers who were the other most highly compensated executive officers during 2001 (together, these persons are sometimes referred to as the "named executives") in respect of the last three fiscal years.


                                                    SUMMARY COMPENSATION TABLE

                                           Annual Compensation              Long-Term Compensation
                                    --------------------------------   ---------------------------------
                                                                                   Securities
                                                                       Restricted  Underlying  Long-Term
                                                        Other Annual     Stock      Options/   Incentive   All Other
                                     Salary    Bonus    Compensation     Awards       SARs      Payouts   Compensation
Name and Position            Year     ($)       ($)        ($) (2)      ($) (3)       (#)         ($)       ($) (4)
-------------------------    ----   -------   --------- ------------   ----------  ----------  ---------  ------------
Andrea Jung (1) ............ 2001   948,219    880,871             0           0     243,013           0       42,460
Chairman and                 2000   900,000  1,079,370        60,259   5,400,000           0           0       40,389
Chief Executive Officer      1999   676,849    512,256                         0     350,000   1,170,881       30,199

Susan J. Kropf ............. 2001   648,082    571,205                 1,781,260     121,507           0       28,997
President and                2000   550,000    494,711                         0           0           0       24,682
Chief Operating Officer      1999   478,422    276,708                         0     110,000     733,260       21,405

Fernando Lezama ............ 2001   531,169    273,252                   418,300      40,097           0            0
Executive Vice President,    2000   508,445    572,886                         0           0           0            0
Asia Pacific                 1999   486,922    238,599                         0      60,833     370,594            0

Robert J. Corti ............ 2001   404,288    301,821                   431,200      41,009           0       18,106
Executive Vice President     2000   376,107    315,745                         0           0           0       16,855
and Chief Financial          1999   337,123    203,193                   870,000      58,833     363,711       15,103
Officer

Gilbert L. Klemann, II ..... 2001   400,000    252,950                   285,750      36,452           0      112,082
Senior Vice President,
General Counsel and
Secretary

-----------------

(1) Effective as of September 6, 2001, Ms. Jung was elected Chairman of the Board; she has been Chief Executive Officer since November 4, 1999.

(2) This column includes the value of certain personal benefits when the value is greater than the lower of $50,000 or 10% of an executive's salary and bonus for the year. Such threshold was not exceeded for any of the named executives in 2001.

(3) The dollar amount shown equals the number of shares of restricted stock granted, multiplied by stock price on grant date. Dividends on these shares are paid at the same time as those on the Company's unrestricted stock. Restricted stock awards vest in one or more installments over one to three years after the grant date. In the event of a change of control, all shares of restricted stock held by those executives would be cashed out. The following table shows aggregate holdings of restricted stock at December 31, 2001 for the named executives.


                                              (Footnotes continued on next page)


                                                           Holdings of Restricted Shares at 12/31/01
                                              ------------------------------------------------------------------
                                                 Number of                                    Aggregate Market
                                                Restricted            Total Number           Value of Restricted
                                              Shares Granted         of Restricted                 Shares
             Name                             in Fiscal 2001          Shares Held            at 12/31/01 ($) (a)
             ------------                     --------------         -------------           -------------------
             Ms. Jung ........................            0               136,700                  6,356,550
             Ms. Kropf .......................       40,000                40,000                  1,860,000
             Mr. Lezama ......................       10,000                10,000                    465,000
             Mr. Corti .......................       10,000                20,000                    930,000
             Mr. Klemann .....................        6,000                 6,000                    279,000

               ---------------

     (a) "Market Value" is determined by reference to the per-share closing price on December 31, 2001 ($46.50).

(4) The amounts in this column include the following: (i) Company matching contributions to the Employees' Savings and Stock Ownership Plan and/or Deferred Compensation Plan--Ms. Jung $42,460, Ms. Kropf $28,997, Mr. Corti $18,106 and Mr. Klemann $12,082; and (ii) one-time sign-on payment to Mr. Klemann of $100,000.

OPTION GRANTS

     This table presents information regarding options that may be exercised to purchase shares of the Company's Common Stock.

                                                 OPTION GRANTS IN FISCAL 2001

                                           Individual Grants
                                    -----------------------------
                                     Number of         % of Total
                                    Securities          Options
                                    Underlying         Granted to
                                      Options         Employees in       Exercise                       Grant Date
                                      Granted            Fiscal           Price        Expiration      Present Value
             Name                     (#) (1)           Year (2)          ($/Sh)          Date            ($) (3)
             --------               ----------        -----------        --------      ----------       ----------
             Ms. Jung ..............   243,013            8.9%             41.83         2/1/11          4,000,000
             Ms. Kropf .............   121,507            4.5%             41.83         2/1/11          2,000,000
             Mr. Lezama ............    40,097            1.5%             41.83         2/1/11            660,000
             Mr. Corti .............    41,009            1.5%             41.83         2/1/11            675,000
             Mr. Klemann ...........    36,452            1.3%             41.83         2/1/11            600,000

---------------

(1) The indicated options have a term of 10 years and were granted pursuant to the Company's Year 2000 Stock Incentive Plan. The options vest in equal one-third portions over three years.

(2)      Based on 2,728,524 options granted in fiscal 2001.

(3) To calculate the value of option grants in 2001, the Company used a valuation of 40% of the average of the high and low prices of the Company's common stock on the date on which management recommended the proposed grants to the Compensation Committee of the Board of Directors. In 2001, this valuation equaled $16.46 per share. In establishing this valuation, the Company reviewed historic Black-Scholes valuations of options on the Company's stock, measuring volatility and the other variables in the Black-Scholes model over multi-year periods, and concluded that a valuation of 40% was appropriate. The Company's use of this valuation methodology should not be construed as an endorsement of its accuracy at valuing options. In the future, the Company may change its method for determining the valuation of its options. All stock option valuation models and methodologies require a prediction about the future movement of the stock price. The real value of options in this table depends on the actual performance of the Company's stock during the applicable period and on the date of exercise.

OPTION EXERCISES AND VALUES

     This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 2001 and the value of unexercised options held at December 31, 2001.

                                         AGGREGATED OPTION EXERCISES IN FISCAL 2001
                                           AND 2001 FISCAL YEAR-END OPTION VALUES

                            Shares                           Number of Securities             Value of Unexercised
                           Acquired                         Underlying Unexercised           In-the-Money Options at
                              on            Value           Options at FY-End (#)                FY-End ($) (2)
                           Exercise       Realized     -----------------------------     ----------------------------
Name                          (#)          ($) (1)     Exercisable     Unexercisable     Exercisable    Unexercisable
--------                  ----------     ----------    -----------     -------------     -----------    -------------
Ms. Jung .................    80,288      2,621,293        333,534           389,979       4,387,309        2,715,616
Ms. Kropf ................         0              0        186,329           158,174       3,093,303          952,857
Mr. Lezama ...............    59,068      1,093,703         63,341            60,375         773,785          395,069
Mr. Corti ................         0              0        108,804            60,620       1,829,984          394,533
Mr. Klemann ..............         0              0              0            36,452               0          170,231

---------------

(1) Value Realized is calculated as follows: (Per Share Closing Sale Price on Date of Exercise - Per Share Exercise Price) x Number of Shares for which the Option was exercised.

(2) Value of Unexercised, In-the-Money Options at 12/31/01 is calculated as follows: (Per Share Closing Sale Price on 12/31/01 - Per Share Exercise Price) x Number of Shares Subject to Unexercised Options. The per-share closing price on 12/31/01 was $46.50.

                    RETIREMENT, DEATH AND SEVERANCE BENEFITS


     Three of the named executives accrue retirement benefits under a Supplemental Executive Retirement Plan (the "Supplemental Plan") which is described below, namely Ms. Jung, Ms. Kropf and Mr. Corti. Benefits under the Supplemental Plan are based on the average of a participant's three highest years compensation during the ten years of service prior to retirement and the number of years of creditable service. Such compensation includes base salary and annual incentive bonuses. Benefits payable under the Supplemental Plan are offset by benefits payable to the participant under the Company's Personal Retirement Account Plan (the "Retirement Plan"). The following table shows the estimated annual retirement benefits for a life annuity under the Supplemental Plan (inclusive of benefits payable by the Retirement Plan) for participants retiring at age 65 whose average three-year compensation and years of service at retirement would be in the classification shown.


                                    ESTIMATED ANNUAL RETIREMENT ALLOWANCES AT AGE 65

            Average of Three
             Highest Years'                                       Years of Creditable Service
          Annual Compensation               -----------------------------------------------------------------------
           In Last Ten Years                   15              20              25             30              35
      --------------------------            ---------      ---------       ---------       ---------      ---------
      $ 500,000 .........................    150,000         200,000         250,000        275,000         300,000
        600,000 .........................    180,000         240,000         300,000        330,000         360,000
        700,000 .........................    210,000         280,000         350,000        385,000         420,000
        800,000 .........................    240,000         320,000         400,000        440,000         480,000
        900,000 .........................    270,000         360,000         450,000        495,000         540,000
      1,000,000 .........................    300,000         400,000         500,000        550,000         600,000
      1,100,000 .........................    330,000         440,000         550,000        605,000         660,000
      1,200,000 .........................    360,000         480,000         600,000        660,000         720,000
      1,300,000 .........................    390,000         520,000         650,000        715,000         780,000
      1,400,000 .........................    420,000         560,000         700,000        770,000         840,000
      1,500,000 .........................    450,000         600,000         750,000        825,000         900,000
      1,600,000 .........................    480,000         640,000         800,000        880,000         960,000
      1,700,000 .........................    510,000         680,000         850,000        935,000       1,020,000
      1,800,000 .........................    540,000         720,000         900,000        990,000       1,080,000
      1,900,000 .........................    570,000         760,000         950,000      1,045,000       1,140,000
      2,000,000 .........................    600,000         800,000       1,000,000      1,100,000       1,200,000

     As of December 31, 2001, Ms. Jung had an average three-year compensation of $1,577,907 and 8 years of creditable service; Ms. Kropf had an average three-year compensation of $984,470 and 31 years of creditable service; and Mr. Corti had an average three-year compensation of $641,366 and 25 years of creditable service. Mr. Klemann, who joined the Company on January 1, 2001, is not covered by the Supplemental Plan; instead Mr. Klemann accrues cash balance retirement benefits, which will not vest until 2006.

     The retirement benefits of Mr. Lezama, who is a resident of Mexico, are determined under a plan provided'for the Company's overseas executives, which is similar to the Supplemental Plan. Benefits payable under such plan are offset by benefits payable to him under local government and Avon-sponsored plans in Mexico. As of December 31, 2001, Mr. Lezama's estimated aggregate retirement benefits for a life annuity are indicated by the above table based on 35 years of service (actual years of service-39) and an average final three-year compensation of $803,882.

CONTRACTS WITH EXECUTIVES

     The Company has employment contracts ("Employment Contracts") with four of the named executives, namely Ms. Jung, Ms. Kropf, Mr. Corti and Mr. Klemann.

     The Employment Contracts provide that if the executive's employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive's Base Salary for a period equal to two or three years (depending upon the executive's position at the Company); (ii) continuation of benefits for two or three years (depending upon the executive's position at the Company); and (iii) a bonus payment in an amount equal to the executive's target annual bonus for the year of termination plus a pro-rated portion of such bonus if such termination occurs after August 1 in any year.

     The Employment Contracts also provide that upon the executive's actual or constructive termination of employment in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) three years' salary and bonus, (b) the present value of three years' insurance and fringe benefits, and (c) the cash-out value of all then outstanding stock options and restricted shares. Assuming an actual or potential change of control had occurred on January 1, 2002 and with termination of the executives immediately thereafter, Ms. Jung would have received $5,642,613; Ms. Kropf would have received $3,440,100; Mr. Corti would have received $2,062,359; and Mr. Klemann would have received $1,958,850; plus the amounts referred to in
(b) and (c) above.

     The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and for any income and excise taxes incurred in connection with such reimbursement.

     Mr. Lezama will be retiring from the Company on March 31, 2002. The Company has arranged for Mr. Lezama to provide consulting services to the Company relating principally to the Company's business in Latin America and Asia Pacific for a period of up to two years after his retirement. As compensation for these consulting services, the Company will pay Mr. Lezama during the consulting period a consulting fee equal to one-half of Mr. Lezama's base salary at the time of his retirement.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange. The Audit Committee has a written charter that has been approved by the Board of Directors and is attached as an Appendix to this Proxy Statement.

     The basic function of the Audit Committee is oversight. The Company's management is responsible for preparing the Company's financial statements and its outside independent accountants are responsible for auditing those financial statements. Management, including its finance and internal audit staffs, is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining an effective internal control system. The independent accountants' responsibility is to provide their opinion, based on their audits, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (which includes, among other items, matters related to the conduct of the audit of the Company's financial statements), Statement of Auditing Standards No. 89, Audit Adjustments (which includes a discussion between the accountants and the Audit Committee about audit adjustments) and Statement on Auditing Standards No. 90, Audit Committee Communications (which includes the accountants' judgments about the quality, not just the acceptability, of the Company's accounting principles and estimates underlying the financial statements).

     The Committee also has received the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees (which relates to the accountants' independence from the Company and its related entities), has considered whether the provision of non-audit services by the independent accountants to the Company is compatible with maintaining the auditor's independence and has discussed with the accountants the accountants' independence, including any relationships that may impact their objectivity and independence.

     In 2002, the Company amended its existing policy regarding the provision of non-audit services by its independent accountants to prohibit all such services, except for audit-related services (such as statutory audits required in certain international locations) and certain tax consulting services that the Audit Committee has approved. Other services will only be permitted in very limited circumstances with the prior approval of the Audit Committee, when in the best interest of the Company's shareholders.

     Based upon the review and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                         Members of the 2001 Audit Committee

                                         Lawrence A. Weinbach, Chair
                                         Fred Hassan
                                         Maria Elena Lagomasino
                                         Paula Stern

PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of PricewaterhouseCoopers LLP, Certified Public Accountants, as independent accountants for the year 2002. PricewaterhouseCoopers LLP began auditing the accounts of the Company in 1989. If the appointment of PricewaterhouseCoopers LLP is not ratified by the Shareholders, the Audit Committee will reconsider its recommendation. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

AUDIT FEES

     The aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $3.4 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PricewaterhouseCoopers LLP did not render to the Company information technology services relating to financial information systems design and implementation during the fiscal year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees, including out-of-pocket expenses, for services rendered by PricewaterhouseCoopers LLP to the Company, other than the services described under the two captions above, during the fiscal year ended December 31, 2001 were approximately $6.5 million. Of this amount, approximately $3.3 million represents human resource benefits-related services (outsourced human resources benefits call center, communications and administration) provided by Unifi, a unit of PricewaterhouseCoopers LLP, of which $1.7 million was paid by unconsolidated entities such as Avon's Retirement Plan trust and 401(k) Savings Plan. Effective December 31, 2001, PricewaterhouseCoopers LLP sold Unifi to a third party unrelated to PricewaterhouseCoopers LLP or to the Company. The Company has selected a new provider of human resources benefits-related services and intends to move such work to the new provider during 2002. Of the remainder of these fees, (i) approximately $2.8 million represents tax services provided to the Company's worldwide locations, including the completion in 2001 of a global tax planning study, services provided in connection with assistance on federal tax audits, and expatriate tax services; and (ii) approximately $.4 million represents other services, such as statutory audits of the Company's international subsidiaries that were required by local jurisdictions but not necessary to support the audit of the Company's financial statements, and royalty audits of third party distributors.

     In 2002, the Company amended its existing policy regarding the provision of non-audit services by its independent accountants to prohibit all such services, except for audit-related services (such as statutory audits required in certain international locations) and certain tax consulting services that the Audit Committee has approved. Other services will only be permitted in very limited circumstances with the prior approval of the Audit Committee, when in the best interest of the Company's shareholders.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 2002.

PROPOSAL 3 -- RESOLUTION REGARDING COMPOSITION OF AUDIT COMMITTEE

     The Company is informed that the Central Laborers' Pension Fund, whose address and share ownership will be furnished by the Company promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

     "Resolved, that the shareholders of Avon Products, Inc. ("Company") hereby request that the Company's Board of Directors adopt an Independent Board Audit Committee Policy that provides for a transition to an Audit Committee composed entirely of independent directors as Audit Committee openings occur. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

     o    Employed by the Company or an affiliate in an executive capacity;

     o Employed by a firm that is one of the Company's paid advisors or consultants;

     o    Employed by a significant customer or supplier;

     o Employed by a tax-exempt organization that receives significant contributions from the Company;

     o Paid by the Company pursuant to any personal services contract with the Company;

     o Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or

     o    Related to a member of management of the Company."

     The proponent has furnished the following statement in support of the resolution:

     "The Board's Audit Committee plays the critical role of overseeing Company's outside audit firm and the Company's internal audit and accounting procedures. The Report and Recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees published in May of 1999 affirmed the critical roles of the audit committee:

              A proper and well-functioning system exists, therefore, when the three main groups responsible for financial reporting--the full board including the audit committee, financial management including the internal auditors, and the outside auditors--form a "three-legged stool" that supports responsible financial disclosure and active and participatory oversight. However, in the view of the Committee, the audit committee must be "first among equals" in this process, since the audit committee is the extension of the full board and hence the ultimate monitor of the process.

     Ensuring the integrity and soundness of corporate auditing and financial reporting processes are issues that demand shareholder attention. Shareholders can support the Audit Committee's role as independent monitor of the Company's accounting and auditing processes by encouraging the Board of Directors to establish an Independent Audit Committee Policy that provides for a transition to an Audit Committee that is composed entirely of independent directors. The definition of "independent" director advanced in the resolution ensures that those members of Company's Audit Committee will be totally independent of management and best able to undertake their responsibilities to ensure the integrity of the Company's auditing and financial reporting processes and practices.

     At present, the Company's Audit Committee includes Maria Elena Lagomasino, who does not meet the "independent" director standard outlined in the resolution. Ms. Lagomasino is a managing director of JP

     Morgan Private Bank, a division of JP Morgan Chase, an investment banking firm that performed services for the Company during 2001.

     As long-term investors, we urge your support for this important corporate governance reform."

BOARD OF DIRECTORS STATEMENT ON PROPOSAL 3

     The Board recognizes that the Audit Committee carries out an important role in being the independent, skilled and objective monitor of our system of internal accounting controls and our financial reporting process. Accordingly, the Board has adopted an Audit Committee Charter, appended to this Proxy Statement, and established standards to assure that the members of the Audit Committee have the necessary independence and financial expertise.

     The Audit Committee Charter requires that the members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange listing standards. The New York Stock Exchange, on which the Company's stock is traded, requires that members of the Audit Committee be independent. The Company must disclose in its Proxy Statement each year whether the members of the Audit Committee meet the definition of independence in the New York Stock Exchange listing standards. We currently are, and have been, in compliance.

     The New York Stock Exchange rules also require that Audit Committee members be financially literate, with at least one member having accounting or related financial management expertise. In designating the members of the Audit Committee, the Board considers a variety of important factors to ensure that the Audit Committee is made up of a team with the appropriate competence and experience. The Board also devotes significant time and energy in selecting strong teams for other key committees, including those that oversee important areas such as executive compensation, finance and corporate governance, to establish a system of well functioning committees to support the Board.

     The current members of the Audit Committee were recommended to the Board by the Nominating and Corporate Governance Committee of the Board. In making that recommendation the Nominating Committee relied specifically on a finding by the Audit Committee that the proposed members met the independence and financial literacy standards of the New York Stock Exchange and the Audit Committee's Charter. The Board separately concurred with that finding in connection with its appointment of the current members of the Audit Committee.

     Avon is and at all times has been in compliance with the rules adopted by the various regulatory bodies relating to the independence of the members of our Audit Committee. More importantly, our Board of Directors has diligently exercised its authority to select Directors to serve on the Audit Committee who meet the appropriate independence and financial literacy requirements. We believe that additional rules are not required and that our Board should be able to continue to exercise its business judgment about Audit Committee membership based on its assessment of individual qualifications rather than the mechanical application of rigid criteria.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

PROPOSAL 4 -- RESOLUTION TO PRECLUDE INDEPENDENT AUDITOR FROM PERFORMING
              NON-AUDIT SERVICES

     The Company is informed that the United Brotherhood of Carpenters Pension Fund, whose address and share ownership will be furnished by the Company promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

        "Resolved, that the shareholders of Avon Products, Inc. ("Company") request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to our Company."

        The proponent has furnished the following statement in support of the resolution:

        "The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

               Independent auditors have an important public trust. Investors must be able to rely on issuers' financial statements. It is the auditor's opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of the company, they will derive little confidence from the auditor's opinion and will be far less likely to invest in that public company's securities. (See: Final Rule: Revision of the Commission's Auditor Independence Requirements--"Auditor Independence Release"--Exchange Act Release No. 43602, November 21, 2000.)

        It is critically important to the integrity of the auditing process and the confidence of investors that those firms performing audits for public corporations avoid business relationships that might compromise their independence or raise the perception of compromised judgment. At the heart of the challenge to auditor independence is the growing level of business and financial relationships developing between audit firms and their clients. The Auditor Independence Release identifies these growing business relationships that threaten auditor independence:

               Accounting firms have woven an increasingly complex web of business and financial relationships with their audit clients. The nature of the non-audit services that accounting firms provide to their audit clients has changed, and the revenues from these services have dramatically increased.

        The growth of non-audit revenues represents a trend that has been accelerating dramatically in the last several years, with non-audit fees for consulting or advisory services exceeding audit fees at many companies. Our Company is in the category of companies that pays its audit firm more for non-audit advisory services than it does for audit services. The Company's most recent proxy statement indicated that PricewaterhouseCoopers LLP received $3.0 million for the audit of the Company's annual financial statements, while receiving $8.8 million for non-audit services rendered.

        We believe that this financial "web of business and financial relationships" may at a minimum create the perception of a conflict of interest that could result in a lack of owner and investor confidence in the integrity of the Company's financial statements. As long-term shareowners, we believe that the best means of addressing this issue is to prohibit any audit firm retained by our Company to perform audit services from receiving payment for any non-audit services performed by the firm. We urge your support for this resolution designed to protect the integrity of the Company's auditing and financial reporting processes."

BOARD OF DIRECTORS STATEMENT ON PROPOSAL 4

     The Board recognizes the importance of auditor independence and believes that the Company already has appropriate limits on the use of the outside auditors for non-audit services, making this proposal unnecessary. The Board also believes that this proposal unduly restricts the ability of the Company to use the services of its independent auditors in circumstances when it may be in the best interest of the Company to do so.

      The Audit Committee has had in place a policy requiring that any retention of PricewaterhouseCoopers LLP for non-audit services in excess of $50,000 receive prior Committee approval. That policy has since been amended to preclude any non-audit services by the independent accountants other than expatriate tax services and domestic and international tax services in amounts approved in advance by the Committee. Statutory audits of the Company's international subsidiaries that are required by local jurisdictions and pension plan audits are considered audit services for purposes of the policy but are reported in the Proxy Statement as non-audit services. The policy also recognizes that exceptions may need to be made in very limited circumstances, but no such exception will be made without the prior approval of the Audit Committee.

     In addition, as noted in the Audit Committee Report and the Audit Committee Charter set forth in this Proxy Statement, the Audit Committee reviews on an annual basis a formal written statement describing all relationships between the independent accountants and the Company that might bear on the independence of the accountants and discusses with the independent accountants any of these relationships and services that may impact their objectivity and independence and takes appropriate action to satisfy itself and the Board of the auditors' independence. Thus, safeguards are in place to assure the independence of the auditors even in relation to the limited non-audit services that they may now provide.

     Approximately half of the non-audit services provided by the outside auditors in 2001 related to human resources benefits services. The unit of PricewaterhouseCoopers LLP that provided those services has since been sold to an unrelated entity, and the Company has selected and is in the process of moving this work to a new human resources benefits administrator, also unaffiliated with PricewaterhouseCoopers. Of the remaining non-audit services provided by PricewaterhouseCoopers in 2001, over eighty percent were tax-related. In the Auditor Independence Release cited in the proposal, the Securities and Exchange Commission has acknowledged that "tax services generally do not create the same independence risks as other non-audit services."

     We also believe that the proposal goes too far in establishing an absolute prohibition on the provision of non-audit services. In a global business such as the Company's, conducted in 143 countries around the world, the source of quality service providers may be limited. The Company and its Board, which has the fiduciary duty to act in the best interest of shareholders, should not be restricted from selecting our auditors to provide limited non-audit services if it is determined that the auditors are best qualified to provide these services. The selection of other accountants to provide, for example, statutory audits of the Company's international subsidiaries, would entail significant duplication of effort and thus incremental expense.

     We therefore believe that we have appropriately limited the extent of non-audit services to be provided by our auditors, that we have in place appropriate safeguards to assure auditor independence notwithstanding the performance of these limited non-audit services, and that the absolute prohibition sought by the proposal is inappropriate.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

                             SOLICITATION OF PROXIES


     The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated not to exceed $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING


     If you are a record owner of our Shares and you wish to bring an item of business before the 2003 Annual Meeting, you must notify the Secretary of the Company in writing, at the address set forth on the first page of this Proxy Statement, between January 2, 2003 and February 1, 2003. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2003 Annual Meeting, your proposal must be received by the Secretary of the Company on or before November 22, 2002. Your notice must pertain to a proper matter for shareholder action and must comply with the Company's By-laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-law procedure is available upon written request to the Secretary of the Company.

     If you make a written request to the Investor Relations Department (Attention: Ruth Scharankov) at the address listed above (telephone number 212-282-5623), the Company will provide without charge a copy of its Annual Report on Form 10-K for 2001, as filed with the Securities and Exchange Commission.

                                          By Order of the Board of Directors

                                          Gilbert L. Klemann, II
                                          Senior Vice President,
                                          General Counsel and Secretary

March 26, 2002
New York, New York

--------------------------------------------------------------------------------

    If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.

--------------------------------------------------------------------------------

     If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:


                               MORROW & CO., INC.
                                 445 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 754-8000
                          CALL TOLL-FREE 1-800-662-5200

                                                                        Appendix

                               AVON PRODUCTS, INC.


                             AUDIT COMMITTEE CHARTER

                             REVISED MARCH 14, 2002

PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee (1) the Company's financial reporting process and systems of internal controls regarding finance and accounting compliance; (2) the independence and performance of the Company's independent accountants and internal audit staff; and (3) the integrity of the Company's financial statements and financial reports.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. It has direct access to the independent accountants and outside advisors, as well as anyone in the Company. The Board and the Committee are to represent the Company's shareholders; accordingly, the independent accountants are accountable to the Board and the Committee. The Board and the Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (including the appointment of the independent accountants to be proposed for shareholder ratification in any proxy statement).

COMPOSITION AND MEETINGS

     The Committee will be comprised of three or more outside directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE). The members of the Committee will be appointed at least annually by the Board, with one of the members appointed as Committee Chair.

     The Committee is to meet four times annually (plus regular discussions prior to finalization by the Company of its quarterly results) and more frequently as circumstances dictate. The Committee is to meet in separate executive sessions with the Company's Chief Financial Officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

RESPONSIBILITIES

     In performing its oversight responsibilities, the Committee will:

     1. Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

     2. Review the experience and qualifications of the senior members of the independent accountant engagement team and the quality control procedures of the independent accountant.

     3. Make recommendations to the Board with respect to the appointment of independent accountants.

     4. Review and approve the timing and scope of the independent accountants' audit examination and the related fees, and discuss with the independent accountants issues that may impact audit effectiveness.

     5. Review the audit results, including any material comments and recommendations on internal controls or accounting matters by the Company's independent accountants and the Company's responses thereto.

     6. Review the scope and effectiveness of internal auditing activities and significant internal audit findings.

     7. Review material changes in, and overall compliance with, accounting and financial reporting requirements, policies and procedures.

     8. Annually review compliance by Company employees with the Company's policy on standards of business conduct and the expense accounts of senior management.

     9. Review the scope and effectiveness of internal accounting controls with the Company's financial management and independent accountants.

     10. Review the Company's audited financial statements to be included in its Annual Report and recommend their approval to the Board.

     11. Prior to release of annual earnings, review the financial results with Company management and independent accountants.

     12. Prior to the reporting of earnings each quarter, the Committee will review with management and the independent accountants any matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61, SAS No. 89 and SAS No. 90.

     13. Review and approve non-audit services to be performed by the independent accountants and the related fees, in accordance with the Company's current policy regarding such non-audit services. It'shall consider whether the provision by the independent accountants of any non-audit services to the Company is compatible with maintaining the independence of such accountants.

     14. Obtain from the independent accountants and review on an annual basis a formal written statement delineating all relationships between the independent accountants and the Company that might bear on the independence of the accountants, consistent with Independence Standards Board Standard No. 1.

     15. Engage in a dialogue with the independent accountants about any disclosed relationships or services that may impact their objectivity and independence and, when appropriate in the judgment of the Committee, take appropriate action in response to the accountants' disclosure to satisfy itself and the Board of the accountants' independence.

     16. Recommend to the Board guidelines concerning employment by the Company of employees of the independent accountant.

     17. Obtain from the independent accountants a list of all significant issues on which the national office of the independent accountants was consulted by the audit team of the independent accountants.

     18. Report to the Board on Audit Committee activities and significant issues.

     The basic function of the Audit Committee is oversight. The Company's management is responsible for preparing the Company's financial statements and its outside independent accountants are responsible for auditing those financial statements. Management, including its finance and internal audit staffs, is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining an effective internal control structure. The independent accountants' responsibility is to provide their opinion, based on their audits, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Avon in conformity with generally accepted accounting principles. However, it is not the duty of the Audit Committee, or any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company's compliance with applicable laws and regulations.

                                   [AVON Logo]

                                   P R O X Y

                              AVON PRODUCTS, INC.

            Proxy Card Solicited on behalf of the Board of Directors
           Voting Instruction Card to J.P. Morgan Chase Bank, Trustee
                   And Fidelity Management Trust Co., Trustee

The undersigned hereby appoints Robert J. Corti, Gilbert L. Klemann, II and Katherine A. O'Hara, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company's Common Stock (the "Shares") owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 2, 2002, and at any adjournments or postponements thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, and Fidelity Management Trust Co., Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Products, Inc. Personal Savings Account Plan or the Avon-Mirabella/Lomalinda Employees Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. Unless your card is received by April 30, 2002, and unless you have specified your instructions, your shares cannot be voted by the Trustees.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

o All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), FOR Proposal 2 and AGAINST Proposals 3 and 4.

o All Shares allocated under the Avon Products, Inc. Personal Savings Account Plan and the Avon-Mirabella/Lomalinda Employees Savings Plan WILL NOT BE VOTED.

Nominees for Election as Directors

Class of 2005: 01. Brenda C. Barnes, 02. Fred Hassan, 03. Ann S. Moore and 04. Lawrence A. Weinbach

Class of 2003: 05. W. Don Cornwell

Instruction for Cumulative Voting for the Class of 2005: Unless otherwise specified below, this proxy/instruction card shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2005 listed above, as such proxies shall determine in their sole and absolute discretion, in order to maximize the number of such nominees elected to such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) for the Class of 2005 in the space below. If you wish to cumulate your votes for the Class of 2005, you must vote by using the proxy card rather than voting by telephone or Internet.

SEE REVERSE SIDE

Fold and Detach Here

--------------------------------------------------------------------------------
                                  [AVON Logo]

                         Annual Meeting of Shareholders
                                  May 2, 2002
                                   10:00 a.m.
                                The Grand Salon
                               at the Essex House
                             160 Central Park South
                               New York, New York
--------------------------------------------------------------------------------

[X]
Please mark your                                                            1305
votes as in this example.

--------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2 and AGAINST PROPOSALS 3 and 4.

1. Proposal 1. Election of          FOR [ ] WITHHELD FROM ALL [ ]   NOMINEES:                       Class of 2003
               Directors to the                                                                     To serve a 1-year term:
               Class of 2005                                        Class of 2005                   05 W. Don Cornwell
               & to the Class                                       Each to serve a 3-year term:
               of 2003                                              01 Brenda C. Barnes
                                                                    02 Fred Hassan
                                                                    03 Ann S. Moore
                                                                    04 Lawrence A. Weinbach


--------------------

To withhold authority for any individual nominee(s), write the name(s) of such nominee(s) in the space provided above. To cumulate your votes for the Class of 2005, please follow the instructions on the reverse side.

                                                     FOR  AGAINST  ABSTAIN
2. Proposal 2.  Ratification of the appointment of   [ ]    [ ]      [ ]
                PricewaterhouseCoopers as Avon's
                independent accountants for 2002.

3. Proposal 3.  Resolution regarding composition of  [ ]    [ ]      [ ]
                Audit Committee

4. Proposal 4.  Resolution to preclude auditor from  [ ]    [ ]      [ ]
                performing non-audit services

--------------------------------------------------------------------------------


PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY!


Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

Signature(s)                                                    Date

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon's proxy statement dated March 26, 2002.

--------------------------------------------------------------------------------

Fold and Detach Here

                                  [AVON Logo}

In addition to voting by mail, we now offer two new cost-effective and convenient ways to vote your shares. You may now vote 24 hours a day, 7 days a week, using either a touch-tone telephone or the Internet. If, however, you wish to cumulate your votes for the election of Directors to the Class of 2005, you must vote by using your proxy card and may not vote by telephone or via the Internet. YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY
12 A.M., NEW YORK TIME, MAY 1, 2002.

After you have read the accompanying proxy statement, please vote using one of the following methods:

By Telephone:

1. Call 1-877-PRX-VOTE (1-877-779-8683), toll-free, from a touchtone telephone (U.S. and Canada only).

2. Enter your control number located in the box above, just below the perforation.

3.   Follow the recorded instructions.

By Internet:

1.   Log onto Internet and type http://www.eproxyvote.com/avp.

2. Enter your control number, located in the box above, just below the perforation.

3.   Follow the on-line instructions.

By Mail:

1. Mark, sign and date your proxy/instruction card, and return it promptly in the enclosed return envelope. If you are voting by telephone or the Internet, please do not mail your proxy.